090204

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20160222396-23**
Barbara K. Cegavske	Filing Date and Time
Secretary of State	**05/16/2016 8:36 AM**
State of Nevada	Entity Number
	E0245082015-4

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Birdbill, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article V of the Company's Articles of Incorporation is amended as shown on the following page.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 68%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X 梁英威

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ARTICLE V – CAPITALIZATION

Authorized Stock: The number of shares the Corporation is authorized to issue is five hundred million (500,000,000). Four hundred seventy-five million (475,000,000) of such shares shall be common stock, $0.001 par value, and twenty-five million (25,000,000) of such shares shall be preferred stock, $0.001 par value. The Corporation's preferred stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in this Article V and/or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors from time to time to issue the preferred stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the shares thereof, to determine and fix such voting powers, multiple (i.e., each share of preferred stock having multiple votes while each share of common stock has a single vote) or limited, or no voting powers, and such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations, or restrictions thereof, including without limitation dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by Chapter 78 of the Nevada Revised Statutes. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of preferred stock may provide that such series shall be superior or rank equally or be junior to the preferred stock or any other series to the extent permitted by law. No vote of the holders of the preferred stock or common stock shall be prerequisite to the issuance of any shares of any series of preferred stock authorized by and complying with the conditions in this Article V, the right to enjoy such vote being expressly waived by all present and future holders of the capital stock of the corporation. The resolutions providing for issuance of any series of preferred stock may provide that such resolutions may be amended by subsequent resolutions adopted in the same manner as the preceding resolutions. Such resolutions shall be effective upon adoption, without the necessity of any filing with the Nevada Secretary of State or otherwise.